Exhibit 99.1

Hennessy Advisors, Inc. Reports Third Quarter Earnings Per Share Increase 36%

Firm Also Announces Quarterly Dividend

NOVATO, Calif., Aug. 3, 2016 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) today reported fully diluted earnings per share of $0.76 for the third fiscal quarter ended June 30, 2016, an increase of 36% over the prior comparable quarter ended June 30, 2015. Quarterly revenue totaled $13.0 million, an increase of 9% over the prior comparable period. From June 30, 2015, to June 30, 2016, both total assets under management and average assets under management, upon which revenue is calculated, increased by 4%.

Additionally, the Board of Directors of Hennessy Advisors today declared a quarterly dividend of $0.08 per share. This quarterly dividend will be paid on September 12, 2016, to shareholders of record as of August 18, 2016.

"Through another quarter of uncertainty and turmoil in the markets, we were pleased to deliver solid earnings for our shareholders," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "Throughout 2016, we've repeatedly watched the financial markets brace themselves for bad news, such as waiting for the Fed to make an interest rate move or watching the drama of Brexit unfold, yet the markets bounce back. Overall, we believe that volatility will remain, but also believe the sound fundamentals underlying today's markets should continue to allow companies to provide reasonable results and survive that turbulence. We strive to be a source of strength during this volatility by offering investors a wide range of products that have the potential to perform well over a market cycle," added Mr. Hennessy.

Hennessy Advisors, Inc.
Financial Highlights
Period to Period

	Three Months Ended
Third Quarter	June 30, 2016	June 30, 2015	$ Change	% Change
Total Revenue	$ 12,994,745	$ 11,968,304	$ 1,026,441	9%
Net Income	$ 3,894,185	$ 3,303,388	$ 590,797	18%
Earnings Per Share (Diluted)	$ 0.76	$ 0.56	$ 0.20	36%
Weighted Average Number of Shares Outstanding (Diluted)	5,154,094	5,855,397	(701,303)	-12%
Mutual Fund Average Assets
Under Management	$ 6,440,480,621	$ 6,180,375,151	$ 260,105,470	4%

At Period Ending Date	June 30, 2016	June 30, 2015	$ Change	% Change
Mutual Fund Total Assets
Under Management	$ 6,342,901,803	$ 6,074,905,322	$ 267,996,481	4%

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, balanced and fixed income, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to superior service to shareholders and a consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com, 800-966-4354; Hibre Teklemariam, SunStar Strategic, hteklemariam@sunstarstrategic.com, 202-870-3006